Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

RESTATED CHARTER

OF

FIRST HORIZON NATIONAL CORPORATION

Under Sections 48-20-103 and 48-20-106 of the Tennessee Business Corporation Act

The undersigned, being a duly authorized officer of First Horizon National Corporation (the “Corporation”), acting pursuant to Sections 48-20-103 and 48-20-106 of the Tennessee Business Corporation Act, hereby certifies as follows:

1.	The name of the Corporation is FIRST HORIZON NATIONAL CORPORATION.

2.	The Restated Charter is hereby amended by deleting current Article 5 in its entirety and replacing it with a new Article 5, which shall read in its entirety as follows:

5.	PURPOSES AND POWERS.

The Corporation is organized: to conduct one or more financial services businesses, including any and all related, ancillary, or supportive businesses; to own other companies or enterprises (or interests therein) which conduct financial services businesses, including any and all related, ancillary, or supportive businesses; to engage in any lawful act or activity for which corporations may be organized now or hereafter under the Tennessee Business Corporation Act or other statutes or law of Tennessee; and for every other lawful purpose or purposes. Except as provided otherwise in this Restated Charter, the Corporation has each and every power enumerated in or permitted now or hereafter by the statutes or law of Tennessee, and all powers ancillary thereto.

3.	The Restated Charter is hereby amended by deleting current Articles 7 and 8 in their entirety and replacing them with the following:

7.	[reserved]

8.	[reserved]

4.	The Restated Charter is hereby amended by revising the last sentence of the first paragraph of Article 10, which as revised shall read in its entirety as follows:

The Board of Directors shall have the authority to divide any or all such classes into series and, within the limitation of the statutes and law of Tennessee, particularly Section 48-16-102 of the Tennessee Business Corporation Act or any successor provision thereto, fix and determine the relative rights and preferences of the shares of any series so established.

5.	The Restated Charter is hereby amended by deleting current Article 11 in its entirety and replacing it with a new Article 11, which shall read in its entirety as follows:

11.	MANAGEMENT BY BOARD OF DIRECTORS.

(a)  All corporate powers shall be exercised by, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors. The Board of Directors may exercise all powers conferred or permitted by the statutes or law of Tennessee.

(b)  Without in any way limiting any of the objects or purposes or powers of the Board of Directors, whether primary or secondary, it is hereby expressly declared and provided that the Board of Directors shall have the power to remove any director for cause, within the meaning of applicable statutes or law of Tennessee, by a vote of a majority of the entire Board of Directors.

6.	The Restated Charter is hereby amended by deleting current Article 14 in its entirety and replacing it with a new Article 14, which shall read in its entirety as follows:

14.	DIRECTOR LIABILITY.

No director shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-302, or any successor provision thereto, of the Tennessee Business Corporation Act.

7.	The foregoing amendments to the Restated Charter were authorized by the Board of Directors (at a meeting duly convened and held on January 23, 2018) and by the Board’s duly authorized and constituted committee (at a meeting duly convened and held on January 22, 2018) and duly adopted by the holders of the common stock of the Corporation (at a meeting duly convened and held on April 24, 2018).

8.	The foregoing amendments will be effective upon filing of the Articles of Amendment with the Secretary of State of the State of Tennessee.

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FIRST HORIZON NATIONAL CORPORATION

Date: April 24, 2018	By:	/s/ Clyde A. Billings, Jr.
Clyde A. Billings, Jr., Corporate Secretary
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